Regency Energy Partners Announces Expansion of
Gas Gathering System in Haynesville Shale

DALLAS, November 19, 2009 – Regency Energy Partners LP (Nasdaq: RGNC), (“Regency” or the “Partnership”), announced today plans to construct Phase II of Regency’s expansion of its Logansport Gathering system located in North Louisiana.  This $40-million expansion will transport gas gathered from a producer’s dedicated acreage located within DeSoto Parish to Regency’s Logansport Gathering system.  The project also includes construction of an associated amine treating facility.

“Including this project, Regency and the Haynesville Joint Venture will have approximately $790 million invested in gathering and transportation projects in the Haynesville Shale to meet producers’ demands in this prominent play,” said Byron Kelley, chairman, president and chief executive officer of Regency.  “This fee-based project further strengthens our position in the Haynesville Shale, which is a key component of our growth strategy.”

Regency will install 4.5 miles of 10-inch gathering lines, route 7.5 miles of 12-inch pipe through more than 17 sections of dedicated acreage in DeSoto Parish, and will add approximately 3.2 miles of 24-inch pipe to connect into Regency’s 24-inch Logansport Phase I Expansion.  Regency will also install a gas treating facility with capacity of up to 300 MMcf/d.  Construction is expected to begin in early December 2009 with completion targeted for second quarter 2010.

In addition to its Phase II Expansion, Regency is increasing the diameter of the previously announced 20-inch, 17-mile Logansport Expansion pipeline to 24 inches.  The Logansport Expansion pipeline will interconnect with CenterPoint Energy Gas Transmission’s Line CP.  This will provide Regency’s Logansport system with approximately 450 MMcf/d to 485 MMcf/d of capacity along the corridor that crosses the Gulf South East Texas Lateral, as well as the proposed Energy Transfer Tiger Pipeline.  Regency also is in the process of increasing the Logansport System’s incremental interconnect delivery capacities to Tennessee Gas Pipeline and to Louisiana Intrastate Gas by approximately 100 MMcf/d and 30 MMcf/d, respectively.

“We are pleased to implement a solution that provides both needed takeaway capacity and also the potential to further expand Regency’s gathering capabilities for production within the surrounding areas of Logansport and DeSoto Parish,” said Kelley.

This press release may contain forward-looking statements regarding Regency Energy Partners.  These statements are based on management's current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include changes in laws and regulations impacting the Partnership’s operating segments, the level of creditworthiness of the Partnership's counterparties, the Partnership's ability to access the debt and equity markets, the Partnership's use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership's transactions, changes in commodity prices, interest rates, demand for the Partnership's services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership's ability to obtain required approvals for construction or modernization of the Partnership's facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transportation  of natural gas and natural gas liquids.  Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE).  For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:

Shannon Ming
Vice President, Investor Relations and Corporate Finance Support
Regency Energy Partners LP
214-840-5477
IR@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com